Exhibit 3.36

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “EUREKA BROADBAND CORPORATION” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE TWENTY-FIFTH DAY OF AUGUST, A.D. 2005, AT 11:51 O’CLOCK A.M.

CERTIFICATE OF CORRECTION, FILED THE TWENTY-FIRST DAY OF MARCH, A.D. 2007, AT 9:28 O’CLOCK P.M.

CERTIFICATE OF MERGER, FILED THE THIRTY-FIRST DAY OF MAY, A.D. 2007, AT 6:47 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF MERGER IS THE THIRTY-FIRST DAY OF MAY, A.D. 2007, AT 11:59 O’CLOCK P.M.

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE THIRTY-FIRST DAY OF AUGUST, A.D. 2007, AT 2:59 O’CLOCK P.M.

2847787 8100X	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9953833
121182699 You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 10-31-12

State of Delaware Secretary of State Division of Corporations Delivered 11:51 AM 08/25/2005 FILED 11:51 AM 08/25/2005 SRV 050701639 – 2847787 FILE

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EUREKA BROADBAND CORPORATION

Eureka Broadband Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Corporation was incorporated on January 20, 1998 as Silicon Alley Telecommunications Corporation and subsequently amended its certificate of incorporation to change its name to Eureka Broadband Corporation on July 6, 1999.

SECOND: The Seventh Amended and Restated Certificate of Incorporation of Eureka Broadband Corporation, in the form attached hereto as Exhibit A, restates and further amends the provisions of the Sixth Amended and Restated Certificate of Incorporation of the Corporation as heretofore amended and has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Seventh Amended and Restated Certificate of Incorporation so adopted reads in its entirety as set forth in Exhibit A attached hereto and is incorporated herein by reference.

IN WITNESS WHEREOF, the Corporation has caused this Seventh Amended and Restated Certificate of Incorporation to be executed by its Chairman of the Board this 25th day of August, 2005.

EUREKA BROADBAND CORPORATION

By:
	Name:	Jeffrey Ginsberg
	Title:	Chairman of the Board

1-PR/1286794.8

EXHIBIT A

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EUREKA BROADBAND CORPORATION

ARTICLE I

The name of this Corporation is Eureka Broadband Corporation.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 25 Greystone Manor, Lewes, Sussex County, Delaware 19958-9776 and the name of the registered agent at that address is Harvard Business Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.	Classes of Stock.

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is 6,000,000. 3,303,182 shares shall be Common Stock, $.00001 par value and 2,696,818 shares shall be Preferred Stock, $.00001 par value, of which 196,993 shares shall be designated Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), 176,143 shares shall be designated Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”), 200,000 shares shall be designated Series B-1 Cumulative Convertible Preferred Stock (the “Series B-1 Preferred Stock”), 1,123,682 shares shall be designated Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”) and 1,000,000 shares shall be designated Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”, and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”). The issuance price of the Series A Preferred Stock shall be $138.90 per share (the “Series A Original Purchase Price”), the issuance price of the Series B Preferred Stock shall be $100.10 per share (the “Series B Original Purchase Price”), the issuance price of the Series C Preferred Stock shall be $5.00 per share (the “Series C Original Purchase Price”) and the issuance price of the Series D Preferred Stock shall be $13.4337 per share (the “Series D Original Purchase Price”). The Series B-1 Preferred Stock shall be issued pursuant to the Corporation’s 2005 Equity Compensation Plan and the “Series B-1 Original Issue Price” shall be deemed to be $.03, notwithstanding the actual exercise price or issue price thereof.

1-PR/1286794.8

B.	Rights, Preferences and Restrictions of Preferred Stock.

The Preferred Stock authorized by this Seventh Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Rank.

The Series D Preferred Stock shall rank senior to the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock and Common Stock (together sometimes referred to as “Junior Securities”) as to dividends and upon liquidation, dissolution or winding up. The Series C Preferred Stock shall rank senior to the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock and Common Stock as to dividends and upon liquidation, dissolution or winding up. The Series B-1 Preferred Stock shall rank senior to the Series B Preferred Stock, the Series A Preferred Stock and the Common Stock. The Series B Preferred Stock shall rank senior to the Series A Preferred Stock and Common Stock as to dividends and upon liquidation, dissolution or winding up. The Series A Preferred Stock shall rank senior to the Common Stock as to dividends and upon liquidation, dissolution or winding up.

2. Dividends.

2.1 Dividends on each share of the Series D Preferred Stock shall accrue quarterly and be cumulative, regardless of whether declared by the Board of Directors of the Corporation, on and after each share’s respective date of issuance at an annual rate of 8% of the Series D Original Purchase Price per share compounded annually (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series D Preferred Stock). No dividend shall be declared or paid upon the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or Common Stock until all accumulated but unpaid dividends on the Series D Preferred Stock shall be fully paid or dividends in the amount of such deficiency shall be declared on the shares of the Series D Preferred Stock and a sum sufficient for the payment thereof set aside for such payment.

2.2 Dividends on each share of the Series C Preferred Stock shall accrue quarterly commencing upon the issue date following conversion of certain convertible promissory notes and be cumulative, regardless of whether declared by the Board of Directors of the Corporation, on and after each share’s respective date of issuance at an annual rate of 8% of the Series C Original Purchase Price per share compounded annually (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series C Preferred Stock). No dividend shall be declared or paid upon the Series A Preferred Stock, the Series B Preferred Stock or Common Stock until all accumulated but unpaid dividends on the Series C Preferred Stock shall be fully paid or dividends in the amount of such deficiency shall be declared on the shares of the Series C Preferred Stock and a sum sufficient for the payment thereof set aside for such payment.

1-PR/1286794.8

2.3 Dividends on each share of the Series B Preferred Stock shall accrue daily and be cumulative, regardless of whether declared by the Board of Directors of the Corporation, on and after each share’s respective date of issuance at an annual rate of 8% of the Series B Original Purchase Price per share compounded annually (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series B Preferred Stock). No dividend shall be declared or paid upon the Series A Preferred Stock or Common Stock until all accumulated but unpaid dividends on the Series B Preferred Stock shall be fully paid or dividends in the amount of such deficiency shall be declared on the shares of the Series B Preferred Stock and a sum sufficient for the payment thereof set aside for such payment.

2.4 Dividends on each share of the Series A Preferred Stock shall accrue daily and be cumulative, regardless of whether declared by the Board of Directors of the Corporation, on and after each share’s respective date of issuance at an annual rate of 8% of the Series A Original Purchase Price per share compounded annually (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series A Preferred Stock). No dividend shall be declared or paid upon the Common Stock until all accumulated but unpaid dividends on the Series A Preferred Stock shall be fully paid or dividends in the amount of such deficiency shall be declared on the shares of the Series A Preferred Stock and a sum sufficient for the payment thereof set aside for such payment.

2.5 Upon the consummation of a Qualified Public Offering (as such term is defined in Section 5.2.1 hereof), the Corporation shall have the right, in lieu of paying cash for accrued and unpaid dividends on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, with the prior consent of holders of a majority of the then outstanding shares of the Series D Preferred Stock, to pay such accrued unpaid dividends in additional shares of Common Stock. In such case, the number of additional shares of Common Stock which a holder of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall receive shall be determined by dividing the aggregate amount of the dividend to which such holder is entitled by the per share offering price to the public in connection with such Qualified Public Offering.

2.6 So long as any share of the Series D Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities whether in cash, obligations or shares of the Corporation or other property (other than in exchange for Junior Securities).

2.7 Dividends payable on Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed 30 days).

2.8 All dividends paid with respect to shares of Preferred Stock shall be paid pro rata to the holders entitled thereto. Whenever at any time the dividend proposed to be paid on a particular series of Preferred Stock is less in amount than all previously accumulated but

1-PR/1286794.8

unpaid dividends on such Preferred Stock for prior annual dividend periods or the full dividend payable for the current annual dividend period, the dividends paid shall be divided ratably (per share) among the particular series of Preferred Stock in proportion to the amounts that would be paid if all dividends were paid thereon.

2.9 The Series B-1 Preferred Stock shall not accrue dividends.

2.10 In addition to the foregoing, the Preferred Stock shall participate with the Common Stock with respect to all dividends declared from time to time by the Board of Directors to holders of Common Stock pro rata based upon number of shares of Common Stock on an as-if-converted basis.

3. Liquidation, Dissolution or Winding Up.

3.1 Treatment at Liquidation, Dissolution or Winding Up.

3.1.1 In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency (a “Liquidation Event”), before any distribution or payment is made to any holders of Series A Preferred Stock or Series B Preferred Stock or Series B-1 Preferred Stock or Series C Preferred Stock or the Common Stock, the holders of each share of Series D Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or earnings (the “Available Assets”), an amount equal to the dollar amount calculated by dividing (a) the greater of (i) the Series D Original Purchase Price plus an amount in cash equal to all accrued or declared, but unpaid dividends thereon to the date of the Liquidation Event and (ii) the amount of the aggregate Distributable Proceeds that would be paid to holders of Common Stock obtained as a result of the conversion of Series D Preferred Stock assuming all shares of Preferred Stock are converted to Common Stock and all in-the-money options and warrants are exercised immediately prior to the Liquidation Event (it being understood that the assumption that all stockholders converted into Common Stock immediately prior to the Liquidation Event as an assumption solely for the purpose of calculating the amount set forth in clause (ii) of this Section 3.1.1 and the calculation of the liquidation preference for other classes of Preferred Stock will not be based on this assumption and the Preferred Stock will not in fact convert to Common Stock) and (b) the number of shares of Series D Preferred Stock outstanding.

If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the holders of Series D Preferred Stock, the holders of Series D Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series D Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

The term “Distributable Proceeds” shall mean the funds available for distribution to stockholders of the Corporation (after taking into account distributions previously made or to be made in connection with the Liquidation Event under the Corporation’s Management Sale Bonus Plan).

1-PR/1286794.8

3.1.2 In the event of a liquidation Event, after the distributions in Section 3.1.1 have been made and before any distribution or payment is made to any holders of Series A Preferred Stock or Series B Preferred Stock or the Series B-1 Preferred Stock or the Common Stock, the holders of each share of Series C Preferred Stock shall be entitled to be paid out of the Available Assets an amount equal to (i) the Series C Per Share Liquidation Preference (as hereinafter defined), plus (ii) an amount in cash equal to all accrued, accumulated or declared but unpaid dividends thereon to the date fixed for the Liquidation Event.

If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets less the distributions in Section 3.1.1 shall be insufficient to pay the holders of Series C Preferred Stock, the holders of Series C Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series C Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

The term “Series C Per Share Liquidation Preference” shall mean the dollar amount calculated by dividing (A) three times the Series C Investment Amount (as hereinafter defined) by (B) the Series C Original Purchase Price. As used herein the term “Series C Investment Amount” shall mean (i) with respect to shares issued upon conversion of the Notes (as defined in Section 5.2.1 hereof), the amount committed to be invested by the holder pursuant to that certain Convertible Note Purchase Agreement dated as of December 19, 2003 (the “Series C Note Purchase Agreement”), (ii) with respect to any direct purchases of Series C Preferred Stock, the amount invested, or (iii) with respect to any shares of Series C Preferred Stock issued upon exercise of any options or warrants, the exercise price for exercising any such option or warrant.

3.1.3 In the event of any Liquidation Event, after the distributions in Sections 3.1.1 and 3.1.2 have been made and before any distribution or payment is made to any holders of the Series B Preferred Stock or the Series A Preferred Stock or the Common Stock, the holders of each share of the Series B-1 Preferred Stock shall be entitled to be paid out of the Available Assets an amount equal to the dollar amount calculated by dividing (a)(i) the product of the Distributable Proceeds in excess of $37,950,000, (ii) multiplied by 10% and (b) the number of shares of Series B-1 Preferred Stock outstanding.

3.1.4 In the event of a Liquidation Event, after the distributions in Sections 3.1.1, 3.1.2 and 3.1.3 have been made and before any distribution or payment is made to any holders of the Series A Preferred Stock or the Common Stock, the holders of each share of the Series B Preferred Stock shall be entitled to be paid out of the Available Assets an amount equal to the Series B Original Purchase Price per share of the Series B Preferred Stock plus all accrued, accumulated or declared but unpaid dividends thereon to the date fixed for the Liquidation Event.

If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets less the distributions in Sections 3.1.1, 3.1.2 and 3.1.3 shall be insufficient to pay the holders of the Series B Preferred Stock, the holders of the Series B Preferred Stock shall

1-PR/1286794.8

share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series B Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

3.1.5 In the event of a Liquidation Event, whether voluntary or involuntary, or in the event of its insolvency, after the distributions in Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4 have been made and before any distribution or payment is made to any holders of Common Stock, the holders of each share of the Series A Preferred Stock shall be entitled to be paid out of the Available Assets an amount equal to the Series A Original Purchase Price per share of the Series A Preferred Stock, plus all accrued, accumulated or declared but unpaid dividends thereon to the date fixed for the Liquidation Event.

If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets less the distributions in Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4 shall be insufficient to pay the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series A Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

3.1.6 After the distributions described in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4 and 3.1.5 have been made, the remaining assets of the Corporation, to the extent available, shall be distributed among the holders of shares of Common Stock and the holders of the Series C Preferred Stock, the Series B Preferred Stock and the Series A Preferred Stock pro rata based on the number of shares of Common Stock held by each assuming that each share of the Series C Preferred Stock, the Series B Preferred Stock and the Series A Preferred Stock has been converted into Common Stock.

3.2 Treatment of Reorganization, Consolidation, Merger, or Sale of Assets. Any merger, consolidation or other corporate reorganization or combination to which the Corporation is a party, and any sale of all or substantially all of the assets of the Corporation, shall be regarded as a Liquidation Event for purposes of this Section 3; provided, however, that, in the case of any such transaction to which the provisions of Section 5.6 of this Article FOUR also apply, the holders of at least a majority of the outstanding shares of the Series A Preferred Stock and the holders of at least a majority of the outstanding shares of the Series B Preferred Stock and the holders of at least a majority of the outstanding shares of the Series C Preferred Stock and the holders of at least a majority of the outstanding shares of the Series D Preferred Stock, each voting separately as a class, shall have the right to elect the benefits of the provisions of Section 5.6 of this Article FOUR for all shares of stock in such series which have so affirmatively voted in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 3.

The provisions of this Section 3.2 shall not apply to (i) any reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation, (ii) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is

1-PR/1286794.8

incorporated in the United States of America, or (iii) a merger, reorganization, consolidation or other combination in which the Corporation’s stockholders of record as constituted immediately prior to such merger, reorganization, consolidation or other combination, will, immediately after such event, hold more than 50% of the voting power of the Corporation or such other surviving or resulting entity.

3.3 Distributions Other than Cash. Whenever the distribution provided for in this Section 3 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Corporation. All distributions of property other than cash made hereunder shall be made, to the maximum extent possible, pro rata with respect to each series and class of Preferred Stock and Common Stock in accordance with the liquidation amounts payable with respect to each such series and class upon a Liquidation Event (with the liquidation preference upon any Liquidation Event being deemed as the fair market value of any property so distributed).

4. Voting Power.

4.1 General. Except as otherwise expressly provided in this Section 4 or Sections 3, 5 or 6 of this Article FOUR, or as otherwise required by law, (i) each holder of Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of the Preferred Stock could be converted, pursuant to the provisions of Section 5 of this Article FOUR, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (ii) the holders of shares of the Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation, including without limitation, increasing or decreasing the authorized number of shares of Common Stock. The Series B-1 Preferred Stock shall not have any voting rights, except as required by applicable law.

4.2 Voting of Preferred Stock. With respect to all votes by holders of Preferred Stock, unless otherwise required by law, each share of Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such Preferred Stock.

5. Conversion Rights. The holders of the Preferred Stock shall have the following rights and be subject to the following obligations with respect to the conversion of such shares into shares of Common Stock:

5.1 Voluntary Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of the Preferred Stock may, at the option of the holder thereof, be converted at any time and from time to time into fully-paid and non-assessable shares of Common Stock as is determined by dividing the Series A Original Purchase Price, Series B Original Purchase Price, Series B-1 Original Issue Price, Series C Original Purchase Price or Series D Original Purchase Price, as appropriate, by the Conversion Price (as defined below) in

1-PR/1286794.8

effect at the time of conversion. The initial conversion price at which shares of Common Stock shall be deliverable upon conversion of any of the Series A Preferred Stock or the Series B Preferred Stock or the Series B-1 Preferred Stock or the Series C Preferred Stock or the Series D Preferred Stock without payment of additional consideration by the holder thereof (the “Conversion Price”) shall be the Series A Original Purchase Price in the case of the Series A Preferred Stock, the Series B Original Purchase Price in the case of the Series B Preferred Stock, the Series B-1 Original Issue Price in the case of the Series B-1 Preferred Stock, the Series C Original Purchase Price in the case of the Series C Preferred Stock and the Series D Original Purchase Price in the case of the Series D Preferred Stock. Such Conversion Price, and the rate at which shares of the Preferred may be converted into shares of Common Stock, shall be subject to adjustment from time to time in accordance with this Section 5.

5.2 Automatic Conversion.

5.2.1 Events Causing Conversion. Immediately (A) prior to the closing of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, (other than on Form S-4 or S-8 or any successor forms thereto) covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate gross proceeds to the Corporation exceed $50,000,000 (calculated before deducting underwriters’ commissions and other offering expenses), and in which the public offering price per share of Common Stock (calculated before deducting underwriters’ discounts and commissions) equals or exceeds $50.00 per share (such price being subject to equitable adjustment in the event after the date hereof of any stock split, stock dividend, combination, reorganization, reclassification or other similar event) (a “Qualified Public Offering”), but subject to the closing of such Qualified Public Offering, all outstanding shares of the Preferred Stock shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of the Preferred Stock are convertible pursuant to this Section as of the closing and consummation of such Qualified Public Offering, without any further action by the holders of such shares and whether or not the certificates representing such shares arc surrendered to the Corporation or its transfer agent; (B) upon the approval, set forth in a written notice to the Corporation, of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, all outstanding shares of the Series A Preferred Stock shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of the Series A Preferred Stock are convertible pursuant to this Section as of the date of such approval, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; (C) upon the approval, set forth in a written notice to the Corporation, of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, all outstanding shares of the Series B Preferred Stock shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of the Series B Preferred Stock are convertible pursuant to this Section as of the date of such approval, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; (D) upon the approval, set forth in a written notice to the Corporation, of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock, all outstanding shares of the Series C Preferred Stock shall be converted automatically into the number of fully paid, non-assessable

1-PR/1286794.8

shares of Common Stock into which such shares of the Series C Preferred Stock are convertible pursuant to this Section as of the date of such approval, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; or (E) upon the approval, set forth in a written notice to the Corporation, of the holders of at least a two-thirds of the outstanding shares of the Series D Preferred Stock, all outstanding shares of the Series D Preferred Stock shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of the Series D Preferred Stock are convertible pursuant to this Section as of the date of such approval, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

5.2.2 Surrender of Certificates Upon Conversion. Upon the occurrence of the conversion event specified in the preceding paragraph 5.1 or 5.2.1, the holders of the Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares or promissory notes convertible into shares at the office of the Corporation or its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock so surrendered were convertible on the date on which the conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing such shares of the Preferred Stock or promissory notes being converted are either delivered to the Corporation or any such transfer agent, or the bolder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

5.3 Anti-Dilution Adjustments.

5.3.1 Upon Dilutive Issuances. If the Corporation shall, while there are any shares of the Series D Preferred Stock or Series C Preferred Stock outstanding, issue or sell shares of its Common Stock or “Common Stock Equivalents” (as defined in Section 5.3.2.1 below) without consideration or at a price per share or “Net Consideration Per Share” (as defined in Section 5.3.3 below) that is either (i) less than the Series D Conversion Price in effect immediately prior to such issuance or sale, and/or (ii) less than the Series C Conversion Price in effect immediately prior to such issuance or sale, then in each such case of clause (i) above, the applicable Conversion Price of the Series D Preferred Stock, and in each such case of clause (ii) above, the Conversion Price of the Series C Preferred Stock, except as provided in Sections 5.3.6 and 5.3.7, shall be lowered so as to be equal to an amount determined by multiplying such applicable Conversion Price immediately in effect prior to such issuance by the following fraction:

N0 + N1
N0 + N2

1-PR/1286794.8

Where:

N0 = the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully-diluted basis assuming the exercise or conversion of all then exercisable or convertible options, warrants, purchase rights and convertible securities (“Fully Diluted Basis”).

N1 = the number of shares of Common Stock which the aggregate consideration, if any (including the Net Consideration Per Share with respect to the issuance of Common Stock Equivalents), received or receivable by the Corporation for the total number of such additional shares of Common Stock so issued or deemed to be issued would purchase at the Series C Conversion Price in effect immediately prior to such issuance.

N2 = the number of such additional shares of Common Stock so issued or deemed to be issued.

No other series of Preferred Stock shall have anti-dilution rights pursuant to this Section 5.3.1. The provisions of this Section 5.3.1 may be waived as to all shares of the Series C Preferred Stock upon the written agreement of the holders of a majority of the outstanding shares of the Series C Preferred Stock or as to all shares of the Series D Preferred Stock upon the written agreement of the holders of a majority of the outstanding shares of the Series D Preferred Stock (without the necessity of convening any meeting of stockholders of the Corporation). All adjustments to the applicable Conversion Price due for any issuance or sale shares of Common Stock or Common Stock Equivalents before the date hereof are reflected in the applicable Conversion Price set forth in Section 5.1.

5.3.2 Common Stock Equivalents.

5.3.2.1 General. For the purposes of this Section 5.3, the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock and the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, “Common Stock Equivalents”), shall be deemed an issuance of Common Stock. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance of Common Stock at the time such obligation, agreement or undertaking is made or arises. No adjustment of the applicable Conversion Price shall be made under this Section 5.3 upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents.

5.3.2.2 Adjustments for Adjustment, Cancellation or Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time, including without limitation as a result of the application of anti-dilution provisions substantially similar to the provisions of this

1-PR/1286794.8

Section 5.3, then, upon the effectiveness of each such change, the applicable Conversion Price will be that which would have been obtained (1) had the adjustments made pursuant to Section 5.3.1 of this Article FOUR upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (2) had the adjustments made to the applicable Conversion Price since the date of issuance of such Common Stock Equivalents been made to such applicable Conversion Price as adjusted pursuant to clause (1) above. Any adjustment of the applicable Conversion Price which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the Company at a price per share at or less than the original purchase price, so that the applicable Conversion Price effective immediately upon such cancellation or expiration shall be equal to the applicable Conversion Price that would have been in effect (1) had the expired or canceled Common Stock Equivalent not been issued, and (2) had the adjustments made to the applicable Conversion Price since the date of issuance of such Common Stock Equivalents been made to the applicable Conversion Price which would have been in effect had the expired or canceled Common Stock Equivalent not been issued. Notwithstanding the provisions of this Section 5.3.2.2, the foregoing adjustments shall not have any retroactive impact on any shares of Preferred Stock which have been converted, redeemed or otherwise retired prior to such change in the Net Consideration Per Share or expiration or cancellation of such Common Stock Equivalent.

5.3.3 Net Consideration Per Share. For purposes of this Section 5.3, the “Net Consideration Per Share” which shall be receivable by the Corporation for any Common Stock issued upon the exercise or conversion of any Common Stock Equivalents shall be determined as follows:

5.3.3.1 The “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

5.3.3.2 The “Net Consideration Per Share” which shall be receivable by the Corporation shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

5.3.4 Stock Dividends for Holders of Certain Capital Stock. Except in the case of the issuance of shares of Common Stock in lieu of paying cash dividends as set forth in Section 2.4 hereof, for purposes of Section 5.3.1 of this Article FOUR, in the event that the Corporation shall make or issue (otherwise than to all holders of Common Stock and Preferred Stock), or shall fix a record date for the determination of holders of any capital stock of the Corporation (other than all holders of Common Stock and Preferred Stock) entitled to receive a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for shares of Common Stock of the Corporation, then

1-PR/1286794.8

such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for no consideration. Notwithstanding the foregoing, so long as any shares of Preferred Stock are outstanding, the Corporation shall not issue a stock dividend to holders of Common Stock.

5.3.5 Consideration Other than Cash. For purposes of this Section 5.3, if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 5.3 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation.

5.3.6 Exceptions to Anti-dilution Adjustments; Basket for Reserved Employee Shares. This Section 5.3 shall not apply (A) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as defined in Section 5.4 below), (B) to any issuance of shares of Common Stock in lieu of paying cash dividends as set forth above, (C) to any issuance or sale of shares approved unanimously by the Board of Directors; provided, however, that the maximum number of shares of Common Stock or Common Stock Equivalents issued under this clause (C) after the date hereof shall not exceed 50,000 shares in the aggregate, (D) to the issuance of Common Stock or warrants to purchase shares of Common Stock issued by the Corporation, with the approval of the Board of Directors, to certain real estate investment trusts and other institutional landlords which have entered into access agreements granting the Corporation the right to install telecommunications systems or to any finders or brokers assisting in finding any such real estate investment trusts or institutional landlords, or the issuance of any shares of Common Stock upon the exercise of any such warrants, (E) to any issuance of shares of Common Stock in connection with the exercise or conversion of any Common Stock Equivalents issued and outstanding prior to the date hereof, (F) to the issuance of shares in connection with the acquisition by the Corporation of all or substantially all of the assets of a corporation, limited liability company or other entity or of more than 50% of the equity securities of said corporation, limited liability company or other entity, whether by merger, consolidation or otherwise, (G) to the issuance and sale of the Series D Preferred Stock pursuant to the terms of the Series D Convertible Preferred Stock Purchase Agreement (the “Series D Stock Purchase Agreement”) or to the issuance of shares of Common Stock upon conversion of such Series D Preferred Stock pursuant to the terms of the Series D Stock Purchase Agreement (including warrants to acquire Series D Preferred Stock contemplated thereby) and this Amended Certificate of Incorporation, (H) to the issuance of shares of Series C Preferred Stock upon conversion of the those certain Senior Secured Convertible Notes (the “Notes”) pursuant to the terms of the Series C Note Purchase Agreement or to the issuance of shares of Common Stock upon conversion of such Series C Preferred Stock pursuant to the terms of the Series C Note Purchase Agreement and this Amended Certificate of Incorporation, (I) to the issuance and sale of warrants to purchase the Company’s Series A Preferred Stock pursuant to the terms of the Series C Note Purchase Agreement (the “Series A Warrants”) or to the issuance of shares of the Series A Preferred Stock upon conversion of such Series A Warrants or to the issuance of shares of Common Stock upon conversion of such Series A Preferred Stock issued pursuant to the Series A Warrants and this Amended Certificate of Incorporation, (J) to the issuance and sale of warrants to purchase the Company’s Series D Preferred Stock pursuant

1-PR/1286794.8

to the terms of the Series D Note Purchase Agreement (the “Series D Warrants”) or to the issuance of shares of the Series D Preferred Stock upon conversion of such Series D Warrants or to the issuance of shares of Common Stock upon conversion of such Series D Preferred Stock issued pursuant to the Series D Warrants and this Amended Certificate of Incorporation or (K) to the issuance of Preferred Stock or Common Stock in connection with a merger or acquisition by the Corporation.

Further, this Section 5.3 shall not apply with respect to the issuance or sale of shares of Common Stock, Series B-1 Preferred Stock or the Series C Preferred Stock, or the grant of options exercisable therefor, issued or issuable to directors, officers, employees and consultants of the Corporation or any subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, or such other options, issuances, arrangements, agreements or plans intended principally as a means of providing compensation for employment or services and approved by the Board of Directors and the stockholders of the Corporation provided that such options are duly authorized and do not exceed twenty percent (20%) of the shares outstanding on a Fully Diluted Basis.

5.3.7 De Minimis Adjustments. No adjustment of the applicable Conversion Price shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment to the applicable Conversion Price; provided, further, that any such adjustment that is not made to the Conversion Price pursuant to this Section 5.3.7 shall be taken into account upon conversion.

5.4 Adjustment Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the applicable Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the applicable Conversion Price, which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

An “Extraordinary Common Stock Event’’ shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

5.5 Adjustment Upon Certain Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets

1-PR/1286794.8

(excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or such other assets receivable by them, giving application to all other adjustments called for during such period under this Section 5.

5.6 Adjustment Upon Capital Reorganization or Reclassification. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than an Extraordinary Common Stock Event), then and in each such event the holder of each share of the Preferred Stock shall have the right thereafter to convert such share into, in lieu of the number of shares of Common Stock which the holder would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of the Preferred Stock could have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein. The provision for such conversion right shall be a condition precedent to the consummation by the Corporation of any such transaction.

In the case of a transaction to which both this Section 5.6 and Section 3.2 of this Article FOUR apply, the holders of at least a majority of the outstanding shares of the Series A Preferred Stock shall have the option of electing treatment for all of the holders of the Series A Preferred Stock under either this Section 5.6 or 3.2 of this Article FOUR, notice of which election shall be submitted in writing to the Corporation at its principal office no later than ten (10) business days before the effective date of such event.

In the case of a transaction to which both this Section 5.6 and Section 3.2 of this Article FOUR apply, the holders of at least a majority of the outstanding shares of the Series B Preferred Stock shall have the option of electing treatment for all of the holders of the Series B Preferred Stock under either this Section 5.6 or 3.2 of this Article FOUR, notice of which election shall be submitted in writing to the Corporation at its principal office no later than ten (10) business days before the effective date of such event

In the case of a transaction to which both this Section 5.6 and Section 3.2 of this Article FOUR apply, the holders of at least a majority of the outstanding shares of the Series C Preferred Stock shall have the option of electing treatment for all of the holders of the Series C Preferred Stock under either this Section 5.6 or 3.2 of this Article FOUR, notice of which election shall be submitted in writing to the Corporation at its principal office no later than ten (10) business days before the effective date of such event.

In the case of a transaction to which both this Section 5.6 and Section 3.2 of this Article FOUR apply, the holders of at least a majority of the outstanding shares of the Series D

1-PR/1286794.8

Preferred Stock shall have the option of electing treatment for all of the holders of the Series D Preferred Stock under either this Section 5.6 or 3.2 of this Article FOUR, notice of which election shall be submitted in writing to the Corporation at its principal office no later than ten (10) business days before the effective date of such event.

5.7 Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Conversion Price, the Corporation at its expanse will furnish each holder of the Preferred Stock so affected with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

5.8 Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of the Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock so surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5.9 of this Article FOUR, in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effective immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

5.9 Fractional Shares. Fractional shares of Common Stock or scrip representing fractional shares, rounded to the nearest one one-hundredth, shall be issued upon the conversion of shares of Preferred Stock.

5.10 Partial Conversion. In the event some but not all of the shares of any series of Preferred represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of the Preferred Stock, which were not converted.

5.11 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its

1-PR/1286794.8

shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock (including any shares of the Preferred Stock represented by any warrants, options, subscription or purchase rights such stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock (including any shares of the Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6. Restrictions and Limitations on Corporate Action.

6.1 The Corporation will not take any corporate action without the approval by the holders of at least a majority of the then outstanding shares of the Series D Preferred Stock, voting together as a single class, if such amendment or corporate action would:

(a) create any new class of shares ranking, in any respect, senior to or on parity with the Series D Preferred Stock;

(b) materially change the nature of its business without having previously received the unanimous approval of the Corporation’s Board of Directors;

(c) increase the authorized number of shares of Preferred Stock;

(d) reclassify the shares of Common Stock or any other shares of any class or series of capital stock hereafter created junior to the Series D Preferred Stock into shares of any class or series of capital stock ranking either as to voting, payment of dividends, distribution of assets or redemption, prior to or on parity with the Series D Preferred Stock;

(e) voluntarily dissolve, liquidate or wind up or carry out any partial liquidation or dissolution;

(f) the entering into by the Corporation or any subsidiary thereof of any transaction with an Affiliate (as hereinafter defined) (other than with the Corporation or any subsidiary thereof) of the Corporation. An “Affiliate” shall mean, as applied to the Corporation or any other specified Person (as hereinafter defined), any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Corporation (or other specified Person) and shall also include (i) any Person who is a director or beneficial owner of at least 10% of the Corporation’s then outstanding equity securities (or other specified Person) and immediate family members of any such Person, (ii) any Person of which the Corporation (or other specified Person) or an Affiliate (as defined in clause (i) above) of the Corporation (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of such Person’s then outstanding equity securities or constitute at least a 10% equity participant, and (iii) in the case of a specified Person who is an individual, any immediate family member of such Person. A “Person” shall mean an individual, a partnership, a corporation, an association, a limited liability company, joint stock Corporation, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof; or

1-PR/1286794.8

(g) amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) this Certificate of Incorporation in any way.

6.2 The Corporation will also not take any corporate action without the approval by the holders of at least a majority of the then outstanding shares of the Preferred Stock, voting together as a single class, if such amendment or corporate action would adversely alter or change the rights, preferences or privileges of the Preferred Stock in a common manner. In addition, the Corporation will also not take any corporate action without the approval by the holders of at least a majority of the then outstanding shares of a particular series of Preferred Stock, if such amendment or corporate action would adversely alter or change the rights, preferences or privileges of such series of Preferred Stock without adversely altering or changing the rights, preferences or privileges of any other series of Preferred Stock to substantially the same extent.

7. No Dilution or Impairment. Unless approved by the holders of a majority of the then outstanding shares of the Preferred Stock, voting together as a single class if the avoidance referenced herein affects the Preferred Stock in a common manner and otherwise voting separately, the Corporation will not, through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, and (b) will take such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all the Preferred Stock from time to time outstanding. Notwithstanding the foregoing, (i) in the event such proposed reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or other action referred to in this section would only affect either the holders of the Preferred Stock, then approval is only needed from the holders of at least a. majority of the then outstanding shares of the affected series of Preferred Stock, and (ii) nothing shall prevent the Corporation from amending its Certificate of Incorporation upon receiving the appropriate stockholder consent.

8. Notices of Record Date. In the event of:

(a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

1-PR/1286794.8

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least fifteen (15) days prior to the date specified in such notice on which action is being taken.

9. Redemption. None of the Series A Preferred Stock or the Series B Preferred Stock or the Series B-1 Preferred Stock or the Series C Preferred Stock or the Series D Preferred Stock is redeemable.

10. Status of Converted or Repurchased Preferred Stock. Any share or shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be returned to the status of authorized but unissued shares of undesignated Preferred Stock.

C.	Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by file Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by file Board of Directors. Notwithstanding the foregoing, the Corporation shall not declare and/or distribute a cash dividend upon its Common Stock payable otherwise than out of retained earnings (other than in connection with a liquidation, dissolution or winding-up as contemplated by Section 2 of this Article FOUR).

2. Liquidation Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, dissolution or winding up, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of Common Stock.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holders of Common Stock shall have the right to one vote for each share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such other matters and in such manner as may be provided by law.

1-PR/1286794.8

ARTICLE V

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Seventh Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation; provided, that the rights, preferences and privileges of any series of Preferred Stock shall not be amended, altered, changed or repealed except in accordance with Article IV.

ARTICLE VI

A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize the Corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advance of expenses to) the officers, directors, employees and agents of the Corporation (and any other person to which the Delaware General Corporation Law permits) through bylaw provisions, agreements, vote of stockholders or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to the limitations contained therein.

ARTICLE VIII

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

1-PR/1286794.8

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

Except as otherwise provided in this Seventh Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

1-PR/1286794.8

State of Delaware Secretary of State Division of Corporations Delivered 11:28 PM 03/21/2007 FILED 09:28 PM 03/21/2007 SRV 070346324 - 2847787 FILE

CERTIFICATE OF CORRECTION

FILED TO CORRECT A CERTAIN ERROR IN THE

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EUREKA BROADBAND CORPORATION

FILED IN THE OFFICE

OF THE SECRETARY OF STATE OF DELAWARE

ON AUGUST 25, 2005

EUREKA BROADBAND CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. The name of the corporation is Eureka Broadband Corporation (the “Corporation”).

2. That a Seventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was filed by the Secretary of State of Delaware on August 25, 2005 and that said Certificate of Incorporation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. That the inaccuracy or defect of the Certificate of Incorporation to be corrected is in Article IV of the Certificate of Incorporation, which incorrectly states the number of shares of stock which the Corporation shall have authority to issue as follows: (i) the number of shares of authorized Common Stock is incorrectly stated as 3,303,182 and should be 3,303,181, (ii)) the number of shares of authorized Preferred Stock is incorrectly stated as 2,696,818 and should be 2,696,919, and (iii) the number of shares of stock designated as Series B Cumulative Convertible Preferred Stock is incorrectly stated as 176,143 and should be 176,144.

4. Article IV of the Certificate of Incorporation is corrected to read as follows:

“Classes of Stock.

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is 6,000,000. 3,303,181 shares shall be Common Stock, $.00001 par value and 2,696,819 shares shall be Preferred Stock, $.00001 par value, of which 196,993 shares shall be designated Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), 176,144 shares shall be

1-PR/1340201.1

designated Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stocks”), 200,000 shares shall be designated Series B-1 Cumulative Convertible Preferred Stock (the “Series B-1 Preferred Stock”), 1,123,682 shares shall be designated Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”) and 1,000,000 shares shall be designated Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”, and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”). The issuance price of the Series A Preferred Stock shall be $138.90 per share (the “Series A Original Purchase Price”), the issuance price of the Series B Preferred Stock shall be $100.10 per share (the “Series B Original Purchase Price”), the issuance price of the Series C Preferred Stock shall be $5.00 per share (the “Series C Original Purchase Price”) and the issuance price of the Series D Preferred Stock shall be $13.4337 per share (the “Series D Original Purchase Price”). The Series B-1 Preferred Stock shall be issued pursuant to the Corporation’s 2005 Equity Compensation Plan and the “Series B-1 Original Issue Price” shall be deemed to be $.03, notwithstanding the actual exercise price or issue price thereof.”

1-PR/1340201.1

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Correction to be signed this 21 day of March, 2007.

EUREKA BROADBAND CORPORATION

Jeffrey Ginsberg
Chairman of the Board

1-PR/1340201.1

CERTIFICATE OF MERGER

OF

EUREKA ACQUISITION CORPORATION

WITH AND INTO

EUREKA BROADBAND CORPORATION

Pursuant to Section 251 of the General Corporation Law of the State of Delaware, the undersigned DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name	State of Incorporation

Eureka Acquisition Corporation	Delaware

Eureka Broadband Corporation	Delaware

SECOND: That an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 23, 2007, by and among Broadview Networks Holdings, Inc., a Delaware corporation, Eureka Acquisition Corporation, a wholly-owned subsidiary of Broadview Networks Holdings, Inc., Eureka Broadband Corporation, the Significant Stockholders (as defined in the Merger Agreement) of Eureka Broadband Corporation (as defined in the Merger Agreement), and Jeffrey Ginsberg, as agent for the Stockholders of Eureka Broadband Corporation, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: That the surviving corporation of the merger shall be Eureka Broadband Corporation (the “Surviving Corporation”).

FOURTH: That the Certificate of Incorporation of Eureka Broadband Corporation, as in effect immediately prior to the merger, shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that immediately following the Effective Time (as hereinafter defined) after such merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated in the form attached hereto as Exhibit A.

FIFTH: That the merger shall become effective May 31, 2007 at 11:59 pm EDT (the “Effective Time”).

SIXTH: That the executed Merger Agreement is on file at the place of business of the Surviving Corporation, the address of which is c/o Eureka Broadband Corporation, 39 Broadway, 19th Floor, New York, New York 10006.

State of Delaware Secretary of State Division of Corporations Delivered 07:08 PM 05/31/2007 FILED 06:47 PM 05/31/2007 SRV 070657047 - 2847787 FILE

SEVENTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation on request, without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, the undersigned, as the Surviving Corporation, has caused this Certificate of Merger to be executed by its duly authorized officer.

Dated: May 31, 2007

EUREKA BROADBAND CORPORATION

By:
	Name:	Terrence J. Anderson
	Title:	EVP

EXHIBIT A

Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: Eureka Broadband Corporation.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

1,000 shares of common stock, par value $0.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

State of Delaware Secretary of State Division of Corporations Delivered 03:27 PM 08/31/2007 FILED 02:59 PM 08/31/2007 SRV 070978377 - 2847787 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of Eureka Broadband Corporation                                         , a Delaware Corporation, on this 30 day of August, A.D. 2007, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is                             Corporation Trust Center                                             1209 Orange                 Street, in the City of             Wilmington            , County of                     New Castle                     Zip Code             19801            .

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is         THE CORPORATION TRUST COMPANY                                        .

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 30 day of August, A.D., 2007.

By:	//s/ Jennifer Shanders
Authorized Officer

Name:	Jennifer Shanders
Print or Type

Title:	Authorized Person